EXHIBIT A

JOINT FILING AGREEMENT

        THIS JOINT FILING AGREEMENT (this “Agreement”) is dated as of August 17, 2010, by and between Charles F. Kirby, an individual (“Mr. Kirby”), The West Hampton Special Situations Fund, LLC, a Delaware limited liability company (“West Hampton”).

        WHEREAS, in accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934 (the “Act”), only one Schedule 13D Statement (“Statement”) need be filed whenever two or more persons are required to file a Statement pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement is filed on behalf of each of them.

        NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

        Each of Mr. Kirby and West Hampton does hereby agree, in accordance with Rule 13d-1(k) under the Act, to file one Statement relating to their beneficial ownership of the Common Stock, par value $0.01 per share, of JMG Exploration Inc., a Nevada corporation (the “Company”), and does hereby further agree that said Statement shall be filed on behalf of each of Mr. Kirby and West Hampton.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Date: August 17, 2010		/s/ Charles F. Kirby
Charles F. Kirby

THE WEST HAMPTON SPECIAL SITUATIONS FUND, LLC

Date: August 17, 2010		/s/ Charles F. Kirby
	By:	Charles F. Kirby
	Its:	Manager